Designated Filer:	MONARCH ALTERNATIVE CAPITAL LP
Issuer & Ticker Symbol:	Gener8 Maritime, Inc. [GNRT]
Date of Event Requiring Statement:	June 24, 2015

Explanation of Responses:

(1)
This Form 3 is being filed on behalf of Monarch Alternative Capital LP, a Delaware limited partnership ("MAC"), MDRA GP LP, a Delaware limited partnership ("MDRA GP"), and Monarch GP LLC, a Delaware limited liability company (“Monarch GP”) (collectively, the "Reporting Persons"). MAC serves as the investment advisors to the Funds (as defined below), MDRA GP is the general partner of MAC, and Monarch GP is the general partner of MDRA GP. Each of MAC, MDRA GP and Monarch GP may be deemed to indirectly beneficially own shares held directly by the Funds and disclaim beneficial ownership of all such shares except to the extent of any indirect pecuniary interest therein.

(2)	Common Stock held directly by Monarch Alternative Solutions Master Fund Ltd, a Cayman Islands exempted company (“MASMF”).
(3)	Common Stock held directly by Monarch Capital Master Partners II LP, a Cayman Islands limited partnership (“MCMP II”).
(4)	Common Stock held directly by Monarch Capital Master Partners III LP, a Cayman Islands limited partnership (“MCMP III”).
(5)	Common Stock held directly by MCP Holdings Master LP, a Cayman Islands limited partnership (“MCP”).
(6)	Common Stock held directly by Monarch Debt Recovery Master Fund Ltd, a Cayman Islands exempted company ("MDRF").
(7)	Common Stock held directly by Monarch Opportunities Master Fund Ltd, a Cayman Islands exempted company (“MOMF”).
(8)	Common Stock held directly by P Monarch Recovery Ltd., a British Virgin Islands corporation (“P Monarch”, and together with MASMF, MCMP II, MCMP III, MCP, MDRF and MOMF, the “Funds”).